Registration No. 333-221638

Filed Pursuant to Rule 424(b)(3)

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

2,500,000 shares of Common Stock without Par Value

Enterprise DirectSM Plan
(Dividend Reinvestment and Stock Purchase Plan)

Supplement to Prospectus dated November 17, 2017

This supplement to the Prospectus dated November 17, 2017, serves to provide the following information:

Wells Fargo Shareowner Services (“Shareowner Services”), a division of Wells Fargo & Company (“Wells Fargo”), has been appointed as Administrator of the Plan. On February 1, 2018, Wells Fargo announced that it had completed the sale of Shareowner Services to Equiniti Group plc. In connection with the sale of Shareowner Services, its business and operations, the Administrator appointment will be transferred to Equiniti Trust Company, d/b/a EQ Shareowner Services. Accordingly, EQ Shareowner Services will now serve as the Administrator of the Plan. Following the sale, the broker purchasing and selling shares of Common Stock under the Plan is no longer an affiliate of the Independent Agent. The addresses and telephone numbers for the Administrator provided in the Prospectus remain unchanged.

Unless expressly defined herein, all terms in this supplement have the same meanings as in the Prospectus.

This Supplement is part of the Prospectus and must accompany the Prospectus.

The date of this Supplement is February 9, 2018.